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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS




The Administrative Committee of SUPERVALU INC., and
SUPERVALU INC.:

We consent to incorporation by reference in the Registration Statement (No. 333-10151) on Form S-8 of SUPERVALU INC., of our report dated August 21, 1998, relating to the statement of net assets available for plan benefits of the SUPERVALU Pre-tax Savings and Profit Sharing Plan as of February 28, 1998, and the related statement of changes in net assets available for plan benefits with fund information for the year ended February 28, 1998, which report appears in the annual report on Form 11-K of the SUPERVALU Pre-tax Savings and Profit Sharing Plan for the year ended February 28, 1998.



/s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
August 24, 1998